EXHIBIT 10.1
WAIVER, AMENDMENT AND FORBEARANCE
THIS WAIVER, AMENDMENT AND FORBEARANCE, dated as of October 26, 2013 (the “Agreement”), is entered into by and among ADCARE HEALTH SYSTEMS, INC., an Ohio corporation (the “Company”), and ANTHONY J. CANTONE (“Cantone”) and ATTOSA FINANCIAL LLC (“Attosa” and, collectively with Cantone, the “Cantone Holders”).
RECITALS
WHEREAS, reference is made to: (i) the Securities Purchase Agreement, dated as of October 26, 2010, by and among the Company and the investors signatory thereto (the “SPA”); and (ii) the Subordinated Convertible Notes issued by the Company pursuant to the SPA (collectively, the “Notes” and, each, a “Note”);
WHEREAS, Cantone holds a Note with a an original Principal amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), and Attosa holds a Note with an original Principal amount of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000.00) (together, the “Cantone Notes”), which together represent in excess of a majority of the: (i) aggregate principal amount of the Notes outstanding as of the date hereof (and, therefore, the Cantone Holders constitute the Required Holders under the Notes); and (ii) the aggregate amount of Registrable Securities, as defined in the SPA (with such majority referred to in the immediately preceding clause (i) and clause (ii) being referred hereafter in this Agreement collectively as the “Required Holders”);
WHEREAS, the Cantone Holders, in their capacity as the Required Holders, agree to certain amendments, waivers and forbearances with respect to the Notes and other Transaction Documents (as defined in the SPA) as set forth herein; and
WHEREAS, capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Notes.
NOW, THEREFORE, in consideration of the agreements herein and for other value received, the parties hereto agree as follows:
1.Waiver. The Cantone Holders, as the Required Holders:
(a)forever and irrevocably waive, discharge and release, with respect to each Transaction Document (including without, limitation, each Cantone Note and each other Note): (i) any and all Events of Default, defaults, breaches or violations thereunder which have occurred up to and including the date of this Agreement; (ii) any event which has occurred that, with the passage of time, or the failure to cure or the giving of notice would result in an Event of Default, default, breach or violation thereunder; and (iii) any and all Events of Default, defaults, breaches and violations which may result or arise thereunder from the Company’s failure to pay Principal, Interest, Late Charges or any other amount by the Maturity Date (collectively, the “Waived Defaults”); and
(b)forever and irrevocably waive, discharge and release, the application, requirements and impact of: (i) Section 6(a), Section 6(c) and Section 6(d) of each Cantone Note and each other Note; and (ii) the fourth sentence of Section 9(e) of the SPA (collectively, the “Waived Agreements” and, together with the Waived Defaults, the “Waived Provisions”).

In connection with the foregoing, the Cantone Holders, as the Required Holders, agree that the Buyers (as defined in the SPA) and the holders of the Notes may not and will not: (i) exercise any default remedy available to them under any Transaction Document or applicable law with respect to the Waived Provisions; or (ii) enforce collection from the Company of any amounts owing under any Transaction Document with respect to the Waived Provisions.
2.Amendment. The Cantone Holders, as the Required Holders, amend each Cantone Note, each other Note and the other Transaction Documents, as applicable, as follows:
(a)The definition of Maturity Date in Section 1 of the Notes (including each Cantone Note and each other Note) is amended to delete the words “October 26, 2013” and replace them in their entirety with “August 29, 2014”.
(b)Section 25(q) of the Notes (including each Cantone Note and each other Note) is amended to delete such section and replace it in its entirety with the following: “(q) “Interest Rate” means twelve (12.0%) per annum.”
(c)The last sentence of Section 1 of the Notes (including each Cantone Note and each other Note) is amended to delete such sentence and replace it in its entirety with the following: “Notwithstanding anything herein to the contrary, the Company may prepay at any time, upon sixty (60) days prior notice, any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any, under this Note or any Other Note; provided, however, that the shares of Common Stock issuable upon conversion of any Note which is so prepaid must be: (i) registered for resale under the Securities Act of 1933, as amended, or (ii) otherwise sellable under Rule 144 of such act without volume limitations thereunder.”
(d)The Notes (including each Cantone Note and each other Note) is amended to delete Section 6(a), Section 6(c) and Section 6(d) thereof in their entirety.
(e)The Notes (including each Cantone Note and each other Note) and the other Transaction Documents are amended in all respects necessary to provide, notwithstanding anything to the contrary herein or therein, that no Default Interest, Late Charges or any other amounts shall accrue or otherwise be payable thereunder with respect to the Waived Provisions.
(f)The SPA is amended to delete the fourth sentence of Section 9(e) thereof in its entirety.
3.Other Agreements.
(a)No later than seventy-five (75) days after the date of this Agreement, the Company shall file with the Securities and Exchange Commission a registration statement seeking to register under the Securities Act of 1933, as amended, the resale by the holders of the Notes of the shares of Common Stock issuable upon conversion of the Notes; provided, however, that the Company is not required to include in such registration statement any shares for any such holder who does not consent to such inclusion.
(b)With respect to each Cantone Note and each other Note, the Company shall pay to the holder thereof an amount in cash equal to two percent (2%) of any Principal converted by such holder before August 29, 2014, with such amount being payable no later than three (3) Trading Days after any such conversion.

4.Miscellaneous.
(a)The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
(b)In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
(c)This Agreement shall be deemed part of the Notes. Except as specifically provided herein, the Notes (including each Cantone Note and each other Note) remain unchanged and, as amended hereby, are and shall remain in full force and effect.
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IN WITNESS WHEREOF, the Company and the Cantone Holders, as the Required Holders, have executed, or caused this Agreement to be duly executed by a duly authorized officer, as of the date first above indicated.

ADCARE HEALTH SYSTEMS, INC.

By:	/s/ Ronald W. Fleming
	Name:	Ronald W. Fleming
	Title:	Chief Financial Officer

ATTOSA FINANCIAL LLC

By:	/s/ Anthony J. Cantone
	Name:	Anthony J. Cantone
	Title:	Managing Member

/s/ Anthony J. Cantone
ANTHONY J. CANTONE, individually